WELLS FARGO & COMPANY POS AM

Exhibit 23(c)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Wells Fargo & Company:

We consent to the use in the Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 of Wells Fargo & Company of our reports dated February 27, 2019, with respect to the consolidated balance sheets of Wells Fargo & Company and Subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California
February 27, 2019